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                                                                 EXHIBIT 10.2

                            TAX SEPARATION AGREEMENT


              This agreement ("Agreement") is entered by and between Green and Downstream to be effective as of the date of the Distribution referred to in the recitals below (the "Effective Date"). Other capitalized terms used herein are defined when first used in the Agreement or in paragraph 9.

              WHEREAS, Green is the common parent of an affiliated group of corporations filing a consolidated federal income tax return (the "Green Group"); Downstream and its subsidiaries are members of the Green Group; and the members of the Green Group are parties to the Tax Sharing Agreement;

              WHEREAS, the stock of certain members of the Green Group will be contributed to Downstream, and the stock of Downstream will be distributed to the shareholders of Green (the "Distribution") in a transaction intended to qualify for nonrecognition under section 355 of the Internal Revenue Code of 1986, as amended (the "Code");

              WHEREAS, in connection with the Distribution, the parties desire to terminate the application of the Tax Sharing Agreement to Downstream and the Downstream Subsidiaries ("Downstream Group"), to provide an allocation of liability for taxes between the Downstream Group on the one hand and Green and the Green Subsidiaries ("New Green Group") on the other hand, and to agree as to certain other tax matters;

              NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Green and Downstream agree as follows:

1.     LIABILITY FOR TAXES.

       1.1 NON-CONSOLIDATED TAXES. Each corporation shall be liable for its own Non-Consolidated Taxes, whether incurred before or after the Distribution.

       1.2 CONSOLIDATED TAXES. Green shall be liable for all Consolidated Taxes and shall indemnify and hold each member of the Downstream Group harmless from and against all Consolidated Taxes. Green shall pay each Consolidated Tax not later than 30 days after the date on which Green has received written notice from Downstream that the liability for the relevant tax has been fixed by a Final Determination. Except as provided in part 2, the New Green Group shall not be obligated to make any payments to the Downstream Group, and the Downstream Group shall not be obligated to make any payments to the New Green Group in respect of Consolidated Taxes.



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2.     INTER-GROUP ADJUSTMENTS.

       2.1 PRIOR PERIODS. Insofar as it applies to the Downstream Group, Green and Downstream shall cause each Tax Sharing Agreement to terminate and to have no further force and effect as of the end of the day immediately preceding the Effective Date. Except as provided in paragraph 2.4, no adjustments shall be made in respect of all inter-company debits and credits heretofore made pursuant to each Tax Sharing Agreement or otherwise with respect to all periods ending before January 1, 1998 ("Prior Periods"). Except as provided in this Agreement, neither Green nor any Green Subsidiary shall have any claim against Downstream or any Downstream Subsidiary with respect to taxes on or after the Effective Date and vice versa.

       2.2 TRANSITION PERIOD. For the period from January 1, 1998, to the Effective Date ("Transition Period"), Downstream shall owe Green an amount equal to the Downstream Tax Obligation, which shall be paid as follows:

              (a) Immediately prior to the Effective Date, Downstream shall pay Green an amount equal to the excess of Green's estimate of the Downstream Tax Obligation ("Estimated Obligation") over the aggregate amount of prior payments by the Downstream Group with respect to Consolidated Taxes for the Transition Period. For such purposes, a payment includes an offset through accounting entry or other settlement of intercompany accounts.

              (b) Within 30 days after the Downstream Tax Obligation is calculated pursuant to paragraph 3, including the resolution of any disputed items pursuant to paragraph 3.3 ("Calculated Obligation"), Downstream shall pay to Green any excess of the Calculated Obligation over the Estimated Obligation, and Green shall pay to Downstream any excess of the Estimated Obligation over the Calculated Obligation.

       2.3 DISQUALIFYING STOCK CHANGE. Downstream shall indemnify and hold Green harmless from and against all taxes imposed in a Final Determination on any gain recognized by Green pursuant to section 355(e) of the Code as a result of a direct or indirect change in the stock ownership of Downstream following the Distribution unless such change results from any act of Green, any Green Subsidiary, or any affiliate thereof.

       2.4 INVENTORY ADJUSTMENTS. Downstream shall indemnify and hold Green harmless from and against all taxes resulting from a Final Determination that adjusts the manner in which the Downstream Group accounts for its inventory for tax purposes for the Transition Period or Prior Periods or any of them. The indemnity is not only for taxes imposed for each year in which an adjustment is made, but also for taxes for other years that would not have been imposed if there had been no adjustment. The statute of limitations with respect to the indemnity for an increase in tax for a year shall begin in the year in which the tax is imposed and not the year for which the adjustment is made.





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3.     CALCULATION OF DOWNSTREAM TAX OBLIGATION.

       3.1 PRO FORMA RETURNS. On or before the later of one year after the Effective Date and 45 days before the filing of the last federal income tax return that includes any part of the Transition Period, Green shall provide Downstream with copies of pro forma stand-alone federal income tax returns for the Downstream Group for the Transition Period. The obligation to furnish returns is dealt with in part 5.

       3.2 PRO FORMA RETURN CALCULATIONS. Each pro forma tax return shall be prepared in accordance with the methodology set forth in the definition of "Downstream Tax Obligation" and, except as expressly provided in such definition, shall be consistent with the federal income tax returns filed by the Green Group. The use of any method, election, or convention that is not determined by past practice of the Green Group must be identified by Green in writing and may be disputed by Downstream. Within 30 days of its receipt of such pro forma returns, Downstream may dispute any amounts shown on such pro forma returns by specifying in writing each disputed item and the amount thereof in dispute. If Green and Downstream are unable to agree with respect to any disputed item within 30 days, the dispute shall be resolved in accordance with the resolution procedure prescribed in paragraph 3.3. Within 30 days after Downstream has received such pro forma returns and all disputes have been resolved, the Downstream Tax Obligation shall be calculated on the basis of such pro forma returns, as adjusted to conform to the manner in which the disputes of issues were resolved. If the resolution procedure has not been completed with respect to any such pro forma return prior to the due date (including extensions) for filing the federal income tax return relating to such pro forma return, Green shall file such tax return in the manner determined by Green reflecting all disputed items that have been resolved in the manner so resolved and reflecting all unresolved disputed items in the manner proposed by Green. Upon the resolution of all such unresolved disputed items, Green may file an amended tax return reflecting the resolution thereof in the manner so resolved.

       3.3 RESOLUTION PROCEDURE. Any disputed item shall be submitted to the Tax Arbitrator. Green and Downstream shall present their arguments to the
Tax Arbitrator within 30 days after such submission.   The Tax Arbitrator shall
resolve the dispute in a fair and equitable manner and in accordance with applicable tax law. However, the Tax Arbitrator shall not resolve a legal issue against Green unless the Tax Arbitrator is of the opinion that its resolution would at least more likely than not be sustained by a court if litigated or that Downstream's position with respect to such legal issue has Substantial Authority and is consistent with the past practice of the Green Group. The Tax Arbitrator's determination shall be binding on the parties. Green and Downstream shall each be responsible for one-half of the cost and fees of the Tax Arbitrator.

4. ALLOCATION OF UNUSED LOSSES AND CREDITS. The net operating losses ("NOL") and credits, of the Green Group that are not used or usable by the Green Group for Prior Periods or for the Transition Period shall be apportioned between the New Green Group and the Downstream Group in accordance with the methods required by temporary or final Treasury Regulations under section 1502 of the Code. The alternative minimum tax credit carryovers that are not prescribed by





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temporary or final regulations shall be apportioned among the members of the
New Green Group and the Downstream Group in the ratio to which each would have been entitled to such credit carryovers if each had filed a separate corporate tax return for all relevant periods. Any disagreement as to the appropriate method or as to proper application of a method shall be resolved by the Tax Arbitrator.

5.     FILING OF TAX RETURNS.

       5.1 NON-CONSOLIDATED RETURNS. Each entity shall be responsible for each Non-consolidated Tax Return that it is required to file. Green shall cause each member in the Green Group to file each Non-consolidated Tax Return that is due (after extensions) before the Effective Date.

       5.2 CONSOLIDATED RETURNS. To the extent permitted by law, Green and Downstream shall cause the Downstream Group to be included in the consolidated federal income tax returns filed by the Green Group and in each Consolidated State Return that includes a member of the Green Group for each period that includes a portion of the Transition Period and for all Prior Periods. Green may continue to file a separate tax return in jurisdictions in which the Green Group is authorized to file either a separate or consolidated tax return and in which Green has heretofore filed separate tax returns. Green shall furnish Downstream with a copy of all such consolidated federal income tax returns and Consolidated State Tax Returns as soon as completed. Such returns shall include the customary schedules showing separate company income of each member of the Green Group. If any such return is not completed within 30 days before the extended filing date, Green shall furnish a copy of the then current draft of such return and shall afford Downstream an opportunity to comment on any such return or draft. Downstream shall file all consolidated returns of the Downstream Group for any period beginning after the Effective Date.

6.     AUDITS.

       6.1 GENERAL. Except as provided in this part 6 below, Green shall control the conduct of all stages of any audit or administrative or judicial proceeding with respect to Consolidated Taxes, and Downstream shall control the conduct of all other audits or administrative or judicial proceedings with respect to the tax liability of the Downstream Group.

       6.2 INVENTORY ADJUSTMENTS AUDIT. If the IRS on audit proposes any inventory adjustment for which Downstream is liable pursuant to paragraph 2.4, Green will notify Downstream of such proposed adjustments and shall allow Downstream to assume control of the conduct of such audit or any further administrative or judicial proceeding with respect to such proposed adjustments, including, without limitation, by providing Downstream and its counsel with powers of attorney or other appropriate documents that will enable Downstream and its counsel to conduct such proceedings. If Downstream does not elect to assume control of such audit or proceeding, Downstream shall nevertheless be entitled to participate in such proceeding on the basis set forth in clauses (a), (b) and (c) of paragraph 6.3.





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       6.3    DISQUALIFYING STOCK CHANGE AUDIT.    If the IRS at any time
asserts that there has been a disqualifying stock ownership change for which Downstream is liable pursuant to paragraph 2.2, Green shall (a) consult with Downstream with respect to material action Green may take, (b) permit Downstream to review and comment on any material written submission to any taxing authority, and (c) permit Downstream to participate in conferences with taxing authorities and submit pertinent material in support of Green's position. Green shall not accept any proposed adjustment or enter into any settlement or agreement in compromise without the written consent of Downstream, subject to the following: if Green believes that a proposed settlement is fair and properly takes into account the hazards of litigation, Downstream must either agree to such settlement or pay to Green for payment to the IRS or deposit in escrow the amount of taxes to be assessed by the IRS (or post an acceptable bond). In such event, if Downstream agrees in writing that it will be liable for any taxes that may be assessed, Green shall allow Downstream at its cost to assume control of further administrative or judicial proceedings concerning this issue including, without limitation, by providing Downstream and its counsel with powers of attorney or other appropriate documents that will enable Downstream and its counsel to conduct such proceedings.

       6.4 POST-TRANSITION PERIOD TAX IMPACT. Green shall give prompt notice to Downstream of any tax adjustment proposed in writing pursuant to any audit or other proceeding that, if consistently applied to the Transition Period or periods after the Effective Date, would have an adverse effect on the tax liability of Downstream or any Downstream Subsidiary for which Downstream is responsible pursuant to this Agreement. If Downstream requests, Green shall discuss with Downstream the position Green intends to take regarding any issue concerning such taxes.

7.     POST-EFFECTIVE DATE RELATIONS.

       7.1 COOPERATION. The New Green Group and Downstream Group agree to cooperate with each other in providing the information necessary to permit each to determine its correct tax liability, to prepare all tax returns and other documents to be filed with all taxing authorities, and to conduct any tax audit or other proceeding. Such cooperation shall include making employees available for consultation and making work papers and other records available during regular business hours. One party may charge the other for the information and other assistance furnished pursuant to the foregoing only for out-of-pocket cost incurred for any duplication cost, travel costs, and similar reasonable costs.

       7.2 CONSISTENCY. No member of the New Green Group or the Downstream Group shall take a position on a return or in dealings with taxing authorities that is inconsistent with the returns as filed if such position could reasonably be expected to adversely affect the past, present, or future tax liability of the other party unless (a) both parties agree or (b) the Tax Arbitrator concludes that the original position is not supported, and the proposed change position is supported, by Substantial Authority.

8. EMPLOYEE STOCK OPTIONS. Green shall be entitled to any tax deduction or other benefit attributable to the exercise, after the Effective Date, of any option to acquire common stock of Green





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that is held by an employee of any member of the Green Group as of the
Effective Date, and Downstream shall be entitled to any tax deduction or other benefit attributable to the exercise, after the Effective Date, of any option to acquire common stock of Downstream that is held by any such employee.

9.     DEFINITIONS.

       "Consolidated State Return" means any consolidated, combined, or unitary income tax return that is required to be filed with a state, local, or foreign jurisdiction and that includes any member of the New Green Group on the one hand and any member of the Downstream Group on the other hand.

       "Consolidated Taxes" means any taxes reportable on a consolidated federal income tax return that includes any member of the New Green Group on the one hand and any member of the Downstream Group on the other hand or on any Consolidated State Return.

       "Downstream Subsidiary" means any corporation or other legal entity in which Downstream or any Downstream Subsidiary owns, directly or indirectly, immediately after the Distribution and before any other transaction, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

       "Downstream Tax Obligation" means an amount equal to the greater of

              (a) 38% of the aggregate net income of the members of the Downstream Group for the Transition Period as determined for federal income tax purposes, without regard (i) to any carryover or carryback of losses or credits incurred in other periods (except for carryovers attributable to the Downstream Group that are actually utilized by the Green Group in the Transition Period) or any adjustments required in computing alternative minimum taxable income, or
(ii) to income, gains, and deductions attributable to receivables, oil and gas assets, and other assets distributed (or otherwise transferred without full consideration) during the Transition Period by a corporation that will be a member of the Downstream Group after the Effective Date to a corporation that will be a member of the New Green Group after the Effective Date and

              (b) 24% of the net income as determined in clause (a) except with the adjustments required in computing alternative minimum taxable income.


In making each calculation, the aggregate amount of taxable gain attributable to intercompany transactions within the meaning of Treasury Regulations section 1.1502-13 shall not exceed the gain attributable to the Atlas Refinery and no items of any income, gain, or interest attributable to the recapture of dual consolidated losses within the meaning of Section 1503 of the Code shall be taken into account.





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       "Final Determination" means the final resolution of liability for tax for any tax period or for any tax issue as a result of (a) a final and unappealable judgment or other order of a court of competent jurisdiction, (b) a closing agreement or accepted offer in compromise under sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire liability for such tax or such issue for such tax period, or (c) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

       "Green Subsidiary" means any corporation or other legal entity in which Green or any Green Subsidiary owns, directly or indirectly, immediately after the Distribution and before any other transaction, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

       "Non-Consolidated Taxes" means all taxes other than Consolidated Taxes.

       "Substantial Authority" has the meaning provided in the Treasury Regulations under section 6662 of the Code.

       "Tax Arbitrator" means the national office of an independent accounting firm of national reputation selected by Green and reasonably acceptable to Downstream.

       "Tax Sharing Agreement" means the Tax Sharing Agreement among the members of the Green Group dated as of April 1, 1998, and any other Tax allocation or Tax sharing agreement or arrangement that, prior to the Effective Date, may have been entered into between any member of the New Green Group on the one hand and any member of the Downstream Group on the other hand.

       "taxes" means all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or by way of withholding), including any interest, penalties, and additions thereto.

10.    GENERAL PROVISIONS.

       10.1 ASSIGNABILITY. Neither this Agreement nor any right or interest hereunder shall be assignable by any party hereto without each other party's prior written consent.

       10.2 LEVY. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect such action shall be null, void and of no effect.

       10.3 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors.





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       10.4   ENTIRE AGREEMENT.  This Agreement supersedes all prior written or oral agreements between the parties with respect to the matters contemplated herein, and is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject hereof. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

       10.5 SURVIVAL. The provisions of this Agreement shall survive the Effective Date and remain in full force until all periods of limitations (giving effect to any extension, wavier or mitigation thereof) have expired and no further carry backs to such periods are possible and for 30 days thereafter. At such time, all remaining payments required under this Agreement shall become immediately due and payable.

       10.6 APPLICABLE LAW. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware.

       EXECUTED this _________ day of April, 1998


                                           GREEN

                                           By:
                                               ---------------------------------
                                           Name:
                                           Title:

                                           DOWNSTREAM

                                           By:
                                               ---------------------------------
                                           Name:
                                           Title:





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